Exhibit 99.1

Mallard Acquisition Corp. Announces Pricing of $110 Million Initial Public Offering

New York, October 27, 2020 – Mallard Acquisition Corp. (NASDAQ: MACUU, the “Company”) announced today that it priced its initial public offering of 11,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “MACUU” beginning today. Each unit consists of one share of common stock and one redeemable warrant to purchase one half share of common stock at $11.50 per whole share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ under the symbols “MACU” and “MACUW” respectively.

The offering is expected to close on October 29, 2020, subject to customary closing conditions.

Chardan Capital Markets, LLC acted as sole book running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 27, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting Chardan Capital Markets, LLC, 17 State Street, 21st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mallard Acquisition Corp.

Mallard Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mallard Acquisition Corp. intends to focus its search for a target business in the value-added distribution, industrial specialty services, and differentiated manufacturing sectors.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

P. Jeffrey Leck

Chief Executive Officer, President and Director

Jeff@MallardSPAC.com